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                                                                      EXHIBIT 12

               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

                SCHEDULE SETTING FORTH THE COMPUTATION OF RATIOS
                    OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                      (Amounts in thousands, except ratios)

                                                                          Year Ended December 31,
                                                -------------------------------------------------------------------------
                                                  2000             1999            1998            1997            1996
                                                -------------------------------------------------------------------------
Earnings:

(Loss) income from continuing operations
 (including dividends from
 less-than-50%-owned affiliates) before
 income taxes, equity in earnings of
 affiliates and others, and minority
 interests .............................        $ (7,599)        $ 39,399        $ 18,541        $ 10,554        $ (9,022)

Fixed charges ..........................          13,371           10,077          12,096           8,943          13,940
                                                --------         --------        --------        --------        --------

  Earnings .............................        $  5,772         $ 49,476        $ 30,637        $ 19,497        $  4,918
                                                ========         --------        ========        ========        ========

Fixed Charges:

 Interest ..............................        $ 13,317         $ 10,003        $ 12,003        $  8,810        $ 13,735

 Amortization of debenture expenses ....              54               74              93             133             205
                                                --------         --------        --------        --------        --------

 Fixed charges .........................        $ 13,371         $ 10,077        $ 12,096        $  8,943        $ 13,940
                                                ========         ========        ========        ========        ========


Ratio of earnings to fixed charges .....           .43:1           4.91:1          2.53:1          2.18:1           .35:1
                                                ========         ========        ========        ========        ========
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